Filed pursuant to Rule 433
Registration No. 333-253585
May 16, 2022
PRICING TERM SHEET

Issuer:	AEP Texas Inc.
Expected Ratings*:	Baa2 (stable) by Moody’s Investors Service, Inc. A- (stable) by S&P Global Ratings, a division of S&P Global Inc. BBB+ (stable) by Fitch Ratings, Inc.
Transaction Date:	May 16, 2022
Settlement Date:	May 18, 2022 (T+2)
Designation:	Senior Notes, Series K, due 2032	Senior Notes, Series L, due 2052
Principal Amount:	$500,000,000	$500,000,000
Maturity:	May 15, 2032	May 15, 2052
Coupon:	4.70%	5.25%
Interest Payment Dates:	May 15 and November 15	May 15 and November 15
First Interest Payment Date:	November 15, 2022	November 15, 2022
Treasury Benchmark:	2.875% due May 15, 2032	2.250% due February 15, 2052
Treasury Yield:	2.886%	3.111%
Reoffer Spread:	T+185 basis points	T+215 basis points
Yield to Maturity:	4.736%	5.261%
Price to Public:	99.716% of the principal amount thereof	99.836% of the principal amount thereof
Redemption Terms:
Make-whole call:	Prior to February 15, 2032 at a discount rate of the Treasury Rate plus 30 basis points	Prior to November 15, 2051 at a discount rate of the Treasury Rate plus 35 basis points
Par call:	On or after February 15, 2032 at par	On or after November 15, 2051 at par
CUSIP/ISIN:	00108W AP5/US00108WAP59	00108W AQ3/US00108WAQ33
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:
BofA Securities, Inc.
BNY Mellon Capital Markets, LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
TD Securities (USA) LLC

Co-Managers:	AmeriVet Securities, Inc. Siebert Williams Shank & Co., LLC
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322, BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, Mizuho Securities USA LLC toll free at 1-866-271-7403, MUFG Securities Americas Inc. toll free at 1-877-649-6848 or PNC Capital Markets LLC toll free at 1-855-881-0697.